EXHIBIT 99.1

HC2 CEO PHIL FALCONE SENDS LETTER TO STOCKHOLDERS

NEW YORK, April 2, 2020 -- HC2 Holdings, Inc. (“HC2” or the “Company”) (NYSE: HCHC), a diversified holding company, today issued the following letter from Phil Falcone, the Company’s President and CEO, to all stockholders:

LETTER FROM THE PRESIDENT & CEO:

On behalf of HC2 Holdings, Inc. (“HC2”), I want to wish you the best of health in these very uncertain times.

The COVID-19 pandemic is unfortunately affecting the health and welfare of everyone around the world. As we move forward, we will continue to prioritize the well-being of our employees and partners across our portfolio companies while working to minimize the disruption to our business commitments.

Having recently reported our record results for calendar year 2019 and a subsequent snapshot of what our subsidiaries are experiencing in this challenging environment, I thought it was important to take a step back and revisit with you our approach to managing our assets, our approach to creating stockholder value and how we are positioning ourselves for the future.

The HC2 Vision

Our fundamental approach – my “vision” for creating value at HC2 – has not changed since our first acquisition in May 2014: to acquire companies that we believe are undervalued or uniquely positioned to achieve growth and profitability through an active management process and to acquire unique assets that may have little to no cash-flow stream and strategically build upon that base. When I first embarked on this path, I looked at various structures that would be most appropriate to execute on this long-term “vision,” realizing it would require both permanent capital and access to capital. I always believed that a listed entity would provide the most “permanent” capital base to allow for a sustainable approach to creating value. That entity, now HC2, was a New York Stock Exchange-listed “shell” company with a discontinued telecom business, some cash on the balance sheet, a small net operating loss and very few legacy liabilities.

Since mid-2014, taking advantage of this listed structure has provided the flexibility needed to accomplish both the acquisition of these unique assets and the ability to capitalize on asset appreciation and creation of incremental value through a subsequent sale process, without, of course, affecting HC2’s overall strategy.

Our Vision in Action – Global Marine

Global Marine (GMSL) is one successful example of this process of acquiring, building, and exiting. Having closed on our acquisition in the fourth quarter 2014 for approximately $260 million and benefitting from an $18 million shareholder dividend shortly thereafter, we continued down the path of executing our plan and expanding GMSL’s asset base with strategic acquisitions using GMSL equity or cash on their balance sheet (and thus avoiding the need to contribute additional HC2 capital). These acquisitions not only diversified GMSL’s business lines but created additional capacity for the expansion of their platform and reach.

While the decision to sell GMSL and capitalize on the appreciation was announced as early as the fourth quarter 2018, immediately thereafter the sales process came under intense pressure and nearly came to a halt as we faced unexpected and unforeseen global political headwinds given GMSL’s association with Huawei Technologies through its 49% owned HMN joint venture. We creatively overcame this challenge by creating a separate structure for both the joint venture and the base business, allowing for two distinct buyers for the two businesses, ultimately leading to two sales for a combined $390 million. Our hands-on approach and execution of this strategy, while time consuming, was paramount to getting the transaction completed and launching our debt reduction plan.

Our Vision in Action – Continental Insurance

While buying right is the key to a profitable return, our long-term strategy and the decision-making concerning the industries in which we invest is critical to our success. Evaluating the ebbs and flows of an industry and then drilling down and analyzing its cyclicality, its ability to withstand a downturn, our ability to add value and whether there is a compelling and sustainable business or product line are merely a few of the things that we think about in our acquisition process. Of course, as we look to grow and diversify the HC2 portfolio, a key component when allocating capital is the return potential of that target relative to other opportunities in the marketplace.

We think of each of these lines of business as a “silo” with the objective to grow each line to a critical mass. But we remain nimble – if something changes our view on the long-term opportunities in a particular “silo” and alters our perception or appreciation of that asset, including the appropriate return relative to the risk, we make the strategic decision to exit.

Insurance is a prime example of this dynamic in action. We acquired, built and grew a very successful insurance platform over the past four years that provided management fees and an opportunity for potential dividends from managing the assets.

Considering that my core focus with insurance acquisition and the buildout of the platform was centered around the asset management business and not CGIC, which houses the claims servicing business, the recent regulatory headwinds have made it increasingly difficult for the insurance business to meet our return hurdles so we have decided to pursue its sale. Upon the successful sale of the business, we will again allocate the proceeds to pay down debt, which we believe will be accretive to our overall cash flow by further reducing our interest expense.

Our Vision for the Future

The future for HC2 is an evolving process. From the outset, over 5 years ago, the objective has been, first and foremost, to create stockholder value. When you look beyond the debt and drill down on the underlying assets, there is absolutely no denying that there is real shareholder value.

Realizing and clarifying that value is the ensuing strategy that we, as a company, from the Board on down, have embraced. The first logical step, and one we’ve discussed often, has been to reduce and/or eliminate holding company indebtedness. The first step in that process was the monetization of GMSL. The upcoming closing of the sale of the HMN joint venture, which has been slightly delayed because of the pandemic but remains targeted for April 2020, will further contribute to our debt reduction. Again, as we mentioned, the insurance sale process continues to move ahead, although there is no certainty that a deal will be completed.

In addition, while the recent announcement of the exploration of strategic options for DBM, our construction business, will undoubtedly be impacted by the pandemic, we are still confident that there will be some form of transaction in the near future. Whether it is an outright sale or a financing at the operating level with a portion of the proceeds to reduce debt at holdco, we are determined to complete the process.

Ultimately, upon the execution of these potential transactions, we will be a leaner operation with reduced overhead and indebtedness, with a focus on growth and innovation. Broadcasting and American Natural Energy (f/k/a ANG) (our compressed natural gas stations) will both be very well positioned for the future. Pansend, our Life Sciences unit, is potentially on the verge of a product breakout with both R2 and MediBeacon, while Benevir remains as a longer-term potential value-add.

As we execute on our plan and continue to build on our asset core base, I am very confident that we are well-positioned for the future. Furthermore, while there are a number of things we do well, there are always areas for improvement. I’m committed to addressing those areas, especially around the ongoing reduction of both overhead and indebtedness. In addition, our Board composition will continue to diversify and grow to ensure it represents all the necessary skills to best guide our entire organization. Reducing overhead and indebtedness, as well as diversifying our Board, will help us operate more profitably and efficiently as we stay focused on our most important responsibility: creating stockholder value.

In closing, I want to leave you with a few thoughts. Many years ago, a very successful mentor told me the secret of his success, telling me, “I can’t guarantee that if you work hard you will be successful, but I can guarantee that if you don’t work hard you won’t be successful.” It’s the cornerstone of my philosophy, and as the leader of HC2, I try to follow that mantra and lead by example. There will always be challenges, but the important thing is to recognize them, work very hard to overcome them and try to avoid them going forward. Making positive adjustments along the way is part of a successful process. I personally am prepared to continue the evolution and make necessary changes to further enhance value as we move forward. I’ve spent my life building, creating, and competing. It’s what I love to do and I believe I do well. Moreover, it’s paramount for me to finish our effort to maximize stockholder value for all and not get distracted by false accusations from certain short-term stockholders that are inexperienced, misinformed, favor personal attacks over constructive dialogue and believe in their own illusory capabilities while offering no track record of success and no vision.

However, the fact that these short-term stockholders recognize that there is real value in our assets, as that is clearly why they are trying to step into the position of control and to capitalize on what we’ve worked very hard to create, is its own validation. Needless to say, I look forward to continuing to successfully navigating alongside my team to unlock and explore opportunities to enhance our existing entities and investments as we position HC2 for a prosperous future.

I want to close the way I opened, by repeating my hopes for you and your families to be safe and healthy.

Phil Falcone

Cautionary Statement Regarding Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This communication, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Generally, forward-looking statements include information describing actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might” or “continues” or similar expressions. The forward-looking statements in this communication include, without limitation, any statements regarding our expectations regarding building stockholder value, future cash flow, longer-term growth and invested assets, the timing or prospects of any refinancing of HC2's remaining corporate debt, any statements regarding HC2’s expectations regarding entering definitive agreements in respect of the potential divestitures of Continental Insurance and/or DBM Global, reducing HC2’s leverage and related interest expense at the holding company level generally and with the net proceeds of such divestitures, reducing corporate overhead, growth opportunities at HC2’s Broadcasting and Energy businesses and unlocking value at HC2’s Life Sciences segment. Such statements are based on the beliefs and assumptions of HC2’s management and the management of HC2’s subsidiaries and portfolio companies. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent statements and reports filed with the Securities and Exchange Commission (the “SEC”), including in our reports on Forms 10-K, 10-Q and 8-K. Such important factors include, without limitation, issues related to the restatement of our financial statements; the fact that we have historically identified material weaknesses in our internal control over financial reporting, and any inability to remediate future material weaknesses; capital market conditions, including the ability of HC2 and its subsidiaries to raise capital; the ability of HC2’s subsidiaries and portfolio companies to generate sufficient net income and cash flows to make upstream cash distributions; volatility in the trading price of HC2’s common stock; the ability of HC2 and its subsidiaries and portfolio companies to identify any suitable future acquisition or disposition opportunities; our ability to realize efficiencies, cost savings, income and margin improvements, growth, economies of scale and other anticipated benefits of strategic transactions; difficulties related to the integration of financial reporting of acquired or target businesses; difficulties completing pending and future acquisitions and dispositions; activities by activist stockholders, including a proxy contest, consent solicitation or any unsolicited takeover proposal; effects of litigation, indemnification claims and other contingent liabilities; changes in regulations and tax laws; the risks and uncertainties associated with, and resulting from, the COVID-19 pandemic; and risks that may affect the performance of the operating subsidiaries and portfolio companies of the Company. Although HC2 believes its expectations and assumptions regarding its future operating performance are reasonable, there can be no assurance that the expectations reflected herein will be achieved. These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this communication.

You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to HC2 or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date hereof, and unless legally required, HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Additional Information and Where to Find It

HC2 plans to file a proxy statement (the “2020 Proxy Statement”), together with a WHITE proxy card, and a definitive consent revocation statement (the “Consent Revocation Statement”), together with a WHITE consent revocation card, with the SEC, respectively, in connection with the solicitation of proxies for the annual meeting of HC2’s stockholders (the “Annual Meeting”) and the consent solicitation initiated by Percy Rockdale LLC and certain of its affiliates (the “Consent Solicitation”). STOCKHOLDERS ARE URGED TO READ THE 2020 PROXY STATEMENT AND THE CONSENT REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT HC2 FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders will be able to obtain, free of charge, copies of the 2020 Proxy Statement, the Consent Revocation Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card and the WHITE consent revocation card) when filed by HC2 with the SEC in connection with the Annual Meeting and the Consent Solicitation at the SEC’s website (http://www.sec.gov), at HC2’s website (http://ir.hc2.com) or by contacting Okapi Partners LLC by phone at (877) 629-6355, by email at info@okapipartners.com or by mail at 1212 Avenue of the Americas, 24th Floor, New York, New York 10036.

Participants in the Solicitation

HC2, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies and consent revocation cards from stockholders in connection with the Annual Meeting and the Consent Solicitation. Additional information regarding the identity of these potential participants, none of whom (other than Philip A. Falcone, HC2’s President and Chief Executive Officer) owns in excess of one percent (1%) of HC2’s shares, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2020 Proxy Statement, the Consent Revocation Statement and other materials to be filed with the SEC in connection with the Annual Meeting and the Consent Solicitation. Information relating to the foregoing can also be found in HC2’s definitive proxy statement for its 2019 annual meeting of stockholders (the “2019 Proxy Statement”), filed with the SEC on April 29, 2019. To the extent holdings of HC2’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the 2019 Proxy Statement, such information has been or will be reflected on Statements of Ownership and Change in Ownership on Forms 3 and 4 filed with the SEC.